STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT (this "Agreement"), dated as of August 11th , 2020 (the "Effective Date"), is entered into by and between Thomas Terwilliger with offices at 3160 NW 1st Ave Pompano Beach, FL 33064 (the "Seller"), on the one hand, and Clickstream Corporation 1801 Century Park East Suite 1201 Los Angeles, CA 90067 ("Buyer"), on the other hand.

RECITALS

WHEREAS, on the date hereof, Seller holds 14,901,200 shares of the common stock, par value $0.001 per share represented by Certificate # _______ (the "Common Stock"), of GoooGreen, Inc., a Nevada corporation (the "Company"); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, an irrevocable option (the "Option") to purchase 14,901,200 shares of Common Stock represented by Certificate # _______ (the "Shares"), on the terms and conditions set forth herein.

WHEREAS, Seller and Buyer are entering into this Agreement and not as representatives or agents of the Company or any third party.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. GRANT OF OPTION

1.1 Grant of Option. Pursuant to the terms and subject to the conditions of this Agreement, Seller hereby grants to Buyer for $100,000 (the "Option Fee") the Option to purchase the Shares for a total aggregate consideration of $175,000 (the "Purchase Price"). For the avoidance of doubt, the Option Fee shall not be refundable.

1.2 Closing. The closing of the transaction contemplated herein (the "Closing") shall take place on August 11th 2020 (the "Closing Date"), at 1:00 PM Eastern Time, at the offices of the Company located at 3160 NW 1st Ave Pompano Beach, FL 33064 or at such other time or place as the parties may mutually agree in writing. At the Closing, Seller shall deliver the Shares duly endorsed for transfer to be held by Corain McGinn, Esq., with offices at McGinn Law, PC, with offices at 288 Grove Street, Suite 361, Braintree, MA 02184, as escrow agent (the "Escrow Agent") and Buyer shall pay Seller the non-refundable Option Fee by wire transfer in immediately available funds to the account of Seller specified in advance of the Closing Date.

1.3 Term and Exercise of Option.

(a) Term of Option. The term of the Option shall commence upon execution of this Agreement and terminate on March 31st, 2021 (the "Option Term").

(b) Exercise of Option. The Option may be exercised by providing written notice of exercise and payment of the Exercise Price (as defined below) to Seller at any time after December 1st 2020 and prior to termination.

(c) Exercise Price. The balance of the Purchase Price of the Option shall be $75,000 (as may be adjusted from time to time pursuant to Section 1.4) (the "Exercise Price").

1.4 Adjustments.

(a) Adjustment to Prevent Dilution. In the event of any change in the Company's capital stock by reason of any stock dividend, split-up, reclassification, recapitalization, combination, exchange or similar occurrence, the term "Option Shares" shall be deemed to refer to and include the Option Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Option Shares may be changed or exchanged.

1.5 Transfer of Option. Buyer may transfer the Option or any portion thereof in its sole discretion.

1.6 Non-Transferability of Option Shares. Absent the prior written consent of Buyer, Seller shall not, during the Option Term, (a) sell, convey, transfer, pledge, encumber, hypothecate, assign or otherwise dispose of (including by gift) any of the Option Shares, (b) deposit the Option Shares into a voting trust, enter into any voting arrangement or understanding, or otherwise transfer the right to vote the Option Shares, (c) issue any option, right of first refusal or any other right with respect to the Option Shares, (d) solicit any proposal to acquire the Option Shares, (e) disclose any non-public information about the Company including proprietary and confidential information, (f) vote the Shares or (g) enter into any agreement, or option or other contingent commitment, to do any of the foregoing. During the Option Term, Seller shall in good faith take any action reasonably requested by Buyer to preserve or exercise his rights under the Option. Any award to Buyer for Seller's breach of this Section 1.6 will be limited to monetary damages and will not include an injunction or other equitable remedy other than a direction for Seller to pay Buyer a monetary amount.

2. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

2.1 Ownership; Transfer. Seller is the current sole owner of all right, title and interest in the Shares and holds the Shares free and clear of all liabilities, liens, encumbrances, pledges, voting trusts or shareholder agreements, restrictions on transfer or other charges ("Liens"). Upon transfer of the Shares from Seller to Buyer, Buyer will acquire good and marketable title to the Shares, free and clear of any Liens.

2.2 Authorization. Seller has the right, power and legal capacity and authority to enter into and perform his obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes Seller's valid and binding obligation, enforceable in accordance with its terms.

2.3 Sufficiency of Information. Seller is a currently a director and an officer of the Company and familiar with the business and financial condition of the Company. Seller is satisfied by reason of his own knowledge and investigation, and not in reliance on any express or implied representation of Buyer, as to the sale of the Option to Purchase the Shares at the price specified herein. Seller acknowledges that he has access to sufficient information regarding the Company to evaluate fully the merits of his decision to sell the Shares to Buyer, including direct knowledge of the Company's operations, results of operations, financial condition and prospects and such other information as Seller deems appropriate. Seller has carefully read this Agreement, has had an opportunity to consult with his attorney and financial advisors in connection with the execution thereof and fully understands the Agreement's final and binding effect.

2.4 Sophisticated Seller. Seller has such knowledge, sophistication and experience in business and financial matters that he is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Seller acknowledges that the Company has made available to Seller certain information, which is or may be material, non-public, confidential or proprietary in nature ("Confidential Information").

3. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

3.1 Authorization. Buyer has the right, power and legal capacity and authority to enter into and perform its obligations under this Agreement and that this Agreement has been duly executed and delivered by Buyer and constitutes Buyer's valid and binding obligation, enforceable in accordance with its terms.

3.2 Capacity. Buyer is entering into this Agreement in its capacity and not as an officer, director, agent or representative of any third party. The Company is neither a party to this Agreement nor a third-party beneficiary.

4. CONDITION TO OBLIGATION OF BUYER

The obligation of Buyer to consummate the transaction contemplated herein shall be subject to the prior approval by the Buyers board of directors, at or prior to Closing, permitting Buyer to purchase the Option Shares.

5. GENERAL PROVISIONS

5.1 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior or contemporaneous agreements and discussions, whether written or oral, express or implied.

5.2 Further Assurances. Each party hereto shall execute and deliver such further instruments and take such further actions as the other party hereto may reasonably request in order to carry out the intent of this Agreement.

5.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Agreement a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Agreement as amended, (i) reflects the intent of the parties hereto, and (ii) does not change the bargained for consideration or benefits to be received by each party hereto.

5.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without reference to conflicts of laws principles.

5.5 Section Headings. The section headings contained herein are for purposes of convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

5.6 Waivers, Amendments. No waiver or amendment of this Agreement shall be effective unless such waiver or amendment is in writing and has been executed by the parties intending to be bound.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

DocuSigned by: Frank Magliochetti

____

Frank Magliochetti, CEO

SELLER:

DocuSigned by: Tom Terwilliger

____

Thomas Terwilliger

ESCROW AGENT:

DocuSigned by: Corain McGinn

____

Corain McGinn, Esq.

EXTENSION OF STOCK OPTION AGREEMENT

THIS EXTENSION OF STOCK OPTION AGREEMENT made and dated this 31st day of March, 2021, by and between Thomas Terwilliger, a FL resident located at 3160 NW 1st Ave. Pompano Beach, FL 33064, hereinafter referred to as the "Terwilliger" and ClickStream Corporation, a NV Corporation located at 8549 Wilshire Blvd. #2181 Beverly Hills, CA 90211, hereinafter referred to as "ClickStream".

WITNESSETH:

WHEREAS, Terwilliger is the owner of 14,901,200 pre-split shares of Winners, Inc. (f/k/a GoooGreen, Inc.) common stock (the “shares”), attached hereto as Exhibit “A” and,

WHEREAS, Terwilliger and ClickStream entered into a Stock Option Agreement dated August 11th, 2020, whereby Terwilliger granted ClickStream for $100,000 the Option (“Option Fee”) to purchase the Shares for a total aggregate consideration of $175,000 (the “Purchase Price”). The Option Fee was nonrefundable, has been paid and the option is exercisable any time between December 1st, 2020 and March 31st, 2021 for an exercise price of $75,000,

WHEREAS, Terwilliger and ClickStream desire to extend this Stock Option Agreement to April 30th, 2021 and to extend the period whereby the option can be extended from March 31st 2021 till April 30th, 2021.

NOW, THEREFORE, WITNESSETH, that for and in consideration of the premises and the mutual covenants and agreements contained herein, Terwilliger and ClickStream do mutually agree to extend this Stock Option Agreement till April 30th, 2021 and to extend the period whereby the option can be extended from March 31st, 2021 till April 30th, 2021.

Except as modified herein, all of the terms and conditions contained in the August 11th, 2020, Stock Option Agreement between Terwilliger and ClickStream shall remain in full force and effect. However, the timelines contained in the original Stock Option Agreement shall be automatically adjusted in accordance with the extension till April 30th, 2021.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the day and year above written

DocuSigned by: [signature] 4AB7AB38F2E40D...	DocuSigned by: Frank Magliochetti BE9522804B9F4B3...
Tom Terwilliger	Frank Magliochetti, CEO